UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2025

Safe Pro Group Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	001-42261	87-4227079
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File No.)	Identification No.)

18305 Biscayne Blvd., Suite 222

Aventura, Florida 33160

(Address of principal executive offices)

Registrant’s Telephone Number, including area code: (786) 409-4030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	SPAI	The NASDAQ Stock Market LLC

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2025, Safe Pro Group Inc. (the “Company”) modified the compensation terms under the Employment Agreement dated November 1, 2023 with Daniyel Erdberg, the Company’s Chief Executive Officer. Mr. Erdberg had achieved certain market capitalization milestones as set forth in Section 1(c) of Schedule A to the Employment Agreement, specifically that the Company maintained a market capitalization of more than $60,000,000, $80,000,000, and $100,000,000 for certain time periods (the “Market Cap Milestones”). Under the original terms of the Employment Agreement, achievement of these milestones would have entitled Mr. Erdberg to the issuance of 600,000 shares of the Company’s common stock.

The Company and Mr. Erdberg agreed that in full satisfaction and complete discharge of the Company’s obligation to issue 600,000 shares of common stock to Mr. Erdberg upon achievement of the Market Cap Milestones, and in consideration of Mr. Erdberg agreement to accept options in lieu of shares and release of any and all claims related to the original share grant obligation, the Company will grant Mr. Erdberg options to purchase 1,000,000 shares of common stock. The exercise price of the options was $4.15, which was the closing price of the Company’s common stock as reported by Nasdaq on the date of the option grant. The options vest immediately upon grant, have a term of ten years from the date of grant (subject to earlier termination as provided in the Company’s equity plans), and will be granted pursuant to and subject to the terms and conditions of the applicable equity plan and a stock option agreement to be entered into between the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2025

SAFE PRO GROUP INC.

By:	/s/ Daniyel Erdberg
Daniyel Erdberg
Chief Executive Officer